Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Olivia Snyder, Manager, Investor Relations
(617) 796-8320
www.sirreit.com

Select Income REIT Announces the Record Date for the Distribution of 45 Million Common Shares of Industrial Logistics Properties Trust

Newton, MA (December 10, 2018):  Select Income REIT (Nasdaq: SIR) today announced that it has set the record date for the distribution of all its 45,000,000 common shares of beneficial interest of Industrial Logistics Properties Trust (Nasdaq: ILPT) (the “ILPT common shares”) that it owns in a pro rata distribution (the “Distribution”) to the holders of SIR’s common shares of beneficial interest (the “SIR common shares”) outstanding as of the close of business on December 20, 2018 (the “Record Date”) subject to certain conditions being satisfied or waived.

The Distribution is being made in connection with SIR’s agreement to merge (the “Merger”) with Government Properties Income Trust (Nasdaq: GOV).  The conditions that must be satisfied or waived as of the date of SIR’s payment of the Distribution include approval of the Merger by SIR shareholders and are described in the Information Statement (the “Information Statement”) included as an exhibit to the Current Report on Form 8-K filed by SIR today with the SEC, under the heading “Information About the Distribution — Conditions to the Distribution”.  SIR currently expects to pay the Distribution on or after December 27, 2018 and at least one business day prior to the closing date of the Merger.

Based on the number of SIR common shares outstanding as of today, SIR expects that holders of its common shares outstanding as of the Record Date will receive in the Distribution approximately 0.503 ILPT common shares for each SIR common share held, subject to cash payment in lieu of any fractional shares.  The final distribution ratio will be calculated by dividing the 45,000,000 ILPT common shares to be distributed by the total number of SIR common shares outstanding on the Record Date.

SIR believes that the Distribution generally will be taxable to its shareholders for U.S. federal income tax purposes.  Please see the Information Statement under the heading “Information About the Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” for additional detail.  The Current Report on Form 8-K that includes the Information Statement can be found at the SEC’s website, www.sec.gov, or on SIR’s website at https://www.sirreit.com/investors/financial-information/sec-filings/default.aspx.

For more information, shareholders who are record holders of SIR common shares should contact SIR’s transfer agent, registrar and dividend disbursing agent, EQ Shareowner Services, at (855) 598-5491.  Shareholders who hold SIR common shares in an account with a broker, bank or other nominee should contact such broker, bank or other nominee.

Select Income REIT is a real estate investment trust, or REIT, which owns properties that are primarily net leased to single tenants. SIR is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER SIR USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, “WILL”, “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, SIR IS MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SIR’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SIR’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THE CONDITIONS TO THE DISTRIBUTION AND THE CONDITIONS TO CLOSING OF THE MERGER ARE NOT IDENTICAL AND THE CLOSING OF THE MERGER IS NOT A CONDITION TO THE DISTRIBUTION.  IT IS POSSIBLE THAT THE DISTRIBUTION WILL BE PAID AND THE MERGER DOES NOT CLOSE;

•                  THE DISTRIBUTION AND CLOSING OF THE MERGER ARE EACH SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING THE RECEIPT OF REQUISITE APPROVALS BY SIR’S AND GOV’S SHAREHOLDERS.  SIR CANNOT BE SURE THAT ANY OR ALL OF SUCH CONDITIONS WILL BE SATISFIED OR WAIVED, OR IF THEY ARE SATISFIED OR WAIVED, WHEN THEY MAY BE SATISFIED OR WAIVED.  ACCORDINGLY, THE DISTRIBUTION MAY NOT BE PAID AND/OR THE MERGER MAY NOT CLOSE WHEN EXPECTED OR AT ALL, OR THE TERMS OF THE DISTRIBUTION OR THE MERGER MAY CHANGE; AND

•                  BASED ON THE NUMBER OF SIR COMMON SHARES OUTSTANDING AS OF THE DATE OF THIS PRESS RELEASE, SIR EXPECTS ITS SHAREHOLDERS TO RECEIVE IN THE DISTRIBUTION APPROXIMATELY 0.503 ILPT COMMON SHARES FOR EACH SIR COMMON SHARE OUTSTANDING ON THE RECORD DATE, SUBJECT TO CASH PAYMENT IN LIEU OF ANY FRACTIONAL SHARES.  THE NUMBER OF SIR COMMON SHARES OUTSTANDING IS SUBJECT TO CHANGE AND MAY INCREASE OR DECREASE BETWEEN THE DATE OF THIS PRESS RELEASE AND THE RECORD DATE.  ACCORDINGLY, THE FINAL NUMBER OF ILPT COMMON SHARES DISTRIBUTED FOR EACH SIR COMMON SHARE OUTSTANDING MAY INCREASE OR DECREASE.

THE INFORMATION CONTAINED IN SIR’S FILINGS WITH THE SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN SIR’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE JOINT PROXY STATEMENT/PROSPECTUS FILED BY SIR ON NOVEMBER 16, 2018, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE SIR’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN OR IMPLIED BY SIR’S FORWARD LOOKING STATEMENTS.  SIR’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, SIR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Additional Information about the Merger and the Other Transactions and Where to Find It

In connection with the Merger and the other transactions contemplated by the merger agreement, GOV has filed with the SEC a registration statement on Form S-4 containing the joint proxy statement/prospectus and other documents with respect to the Merger and the other transactions contemplated by the merger agreement. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE OTHER TRANSACTIONS.

A definitive joint proxy statement/prospectus has been mailed to GOV’s and SIR’s shareholders. Investors may obtain free copies of documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of GOV’s filings with the SEC from GOV’s website at www.govreit.com and free copies of SIR’s filings with the SEC from SIR’s website at www.sirreit.com.

Participants in the Solicitation Relating to the Merger and the Other Transactions

GOV, its trustees and certain of its executive officers, SIR, its trustees and certain of its executive officers, and The RMR Group LLC, The RMR Group Inc. and certain of their directors, officers and employees may be deemed participants in the solicitation of proxies from GOV’s shareholders in respect of the approval of the issuance of GOV common shares of beneficial interest in the Merger and from SIR’s shareholders in respect of the approval of the Merger and the other transactions contemplated by the merger agreement to which SIR is a party. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of GOV’s and SIR’s shareholders in connection with the Merger and the other transactions contemplated by the merger agreement is set forth in the definitive joint proxy statement/prospectus for the Merger filed with the SEC. You can find information about GOV’s trustees and executive officers in its definitive proxy statement for its 2018 Annual Meeting of Shareholders. You can find information about SIR’s trustees and executive officers in its definitive proxy statement for its 2018 Annual Meeting of Shareholders. These documents are available free of charge on the SEC’s website and from GOV or SIR, as applicable, using the sources indicated above.

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